U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

     				   FORM 3
                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address    2. Date of Event Re-     5. Relationship of
   of Reporting Person    quiring Statement        Reporting
                              10/23/97             Person to Issuer

Mewkill, Marianthe S.  3. IRS or Social Secu       X Director    10% Owner
                          Number of Reporting
c/o Harrington 	          Person (Voluntary)         Officer     Other
    Financial Group
722 Promenade 	       4. Issuer Name	        6. If Amendment,
Richmond IN 47374	  and Ticker		   Date of Original
         		  Harrington Financial 	   (Month/Day/Year)
                          Group, Inc. (HFGI)









       Table 1 - Non-Derivative Securities Beneficially Owned

1. Title of Security	2.Amt of 	3.Ownership	4.Nature of
			  Securities 	   Form 	Indirect
			  Beneficially	   D or I	Beneficial
			  Owned				Ownership

   						    	By Trust
Common Stock,						of Profit
$0.125 par value		  		   	Sharing
per share		1,055		      I		Plan





        Table II - Derivative Securitites Acquired, Disposed of, or
                   Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.Title of  2.Date Exercis-  3.Title & Amt     4.Conversion  5.Owner-	6.Nature
Derivative    able & Expira-   Underlying	 or Exercise   ship       of Indi-
Security      tion Date        Securities        Price of      Form       rect
	     Date     Expira-			 Derivative    D or I     Owner-
             Exer-    tion                       Security                 ship
             cisable  Date


			Not Applicable







Explanation of Responses:









	  	           /S/Marianthe S. Mewkill  		10/29/97

	                   Signature of Reporting Person         Date